SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15 (d) of
The Securities and Exchange Act of 1934
DATE OF REPORT:
November 13, 2009
(Date of Earliest Event Reported)
MASSACHUSETTS
(State or Other Jurisdiction of Incorporation)

1-9047	04-2870273
(Commission File Number)	(I.R.S. Employer Identification No.)
INDEPENDENT BANK CORP.
Office Address: 2036 Washington Street, Hanover, Massachusetts 02339
Mailing Address: 288 Union Street, Rockland, Massachusetts 02370
(Address of Principal Executive Offices)
02370
(Zip Code)
NOT APPLICABLE
(Former Address of Principal Executive Offices)
(Zip Code)
781-878-6100
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
          On November 13, 2009 Rockland Trust Company (“Rockland Trust”), the wholly-owned bank subsidiary of Independent Bank Corp. (the “Company”), completed the exercise of a contractual right it had received approximately 20 years ago to acquire sole ownership of the property commonly known as 2036 Washington Street, Hanover, Massachusetts, a 5.28 acre site which is improved by a three story building containing approximately 22,000 square feet of office space. Prior to the November 13, 2009 closing Rockland Trust had owned a fifty percent interest in the entity which held the property. Changes in the composition of certain Committees of the Board of Directors of the Company and Rockland Trust, which are described below, resulted from the transaction which Rockland Trust chose to initiate.
     On November 13, 2009, the acquired building was wholly occupied by Rockland Trust. The building houses the room used by the Board of Directors of the Company and of Rockland Trust for their meetings, the executive offices of the Company and of Rockland Trust, the Rockland Trust Human Resources Department and Marketing Department, and other Rockland Trust business units and personnel. Rockland Trust exercised its option to acquire sole ownership of the property based upon an assessment of its facilities needs which included an evaluation of other comparable real estate alternatives which were, due to Rockland Trust’s existing fifty percent ownership of 2036 Washington Street, more expensive.
     Rockland Trust acquired sole ownership of the property at its fair market value, as determined by third-party appraisals, pursuant to the express terms of the option to purchase Rockland Trust had received twenty years ago. In so doing Rockland Trust acquired the fifty percent interest which A.W. Perry, Inc., a real estate developer (“A.W. Perry”), had in the entity which owned the property. Thomas J. Teuten and John H. Spurr, Jr. are, respectively, the Chairman of the Board and President of A.W. Perry. Mr. Teuten is also a member of the Board of Directors of the Company and of Rockland Trust, serving as Chairman of both Boards since 2003 and, as of November 13, 2009, as a member of the Compensation Committee and Nominating and Corporate Governance Committee established by the Board. Mr. Spurr is also a member of the Board of Directors of the Company and of Rockland Trust and, as of November 13, 2009, had served as a member and Chairman of the Company’s Audit Committee for over a decade.
     The Company’s common stock is listed on the NASDAQ stock exchange. The transaction which Rockland Trust completed on November 13, 2009, while not material to either the Company or to Rockland Trust, is expected — when combined with the rent which Rockland Trust paid prior to the closing — to result in gross proceeds to A.W. Perry that will slightly exceed the threshold established by NASDAQ listing rules for a Director of a NASDAQ-listed company to be considered an “independent” Director.

As applicable rules provide that only “independent” Directors can serve on the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, on November 13, 2009 Mr. Teuten and Mr. Spurr submitted written resignations from those Board Committees. Mr. Teuten continues to serve as a Director and as Chairman of the Board, and Mr. Spurr continues to serve as a Director. Copies of the written resignations submitted by Mr. Teuten and Mr. Spurr are attached hereto as Exhibits 99.1 and 99.2, respectively.
     On November 19, 2009 the Board of the Company voted, with regret, to accept the resignations of Mr. Teuten and Mr. Spurr from the Committees to which they had been appointed and expressed its deep appreciation to Mr. Teuten and Mr. Spurr for their many years of devoted Committee service. The Board also voted to reconstitute and appoint Directors to the Committees affected by the resignations, as follows:
Audit Committee:
Donna A. Lopolito, CPA, Chair
Robert D. Sullivan, Vice-Chair
Daniel F. O’Brien, CPA
Eileen C. Miskell, CPA
Carl Ribeiro
Compensation Committee:
Benjamin A. Gilmore, II, Chair
Kevin J. Jones
Eileen C. Miskell
Richard H. Sgarzi
Nominating and Corporate Governance Committee:
Richard S. Anderson, Chair
Kevin J. Jones
Donna A. Lopolito
Eileen C. Miskell
Richard H. Sgarzi
In making these appointments the Board also determined that all members of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee were, under applicable law and regulatory guidelines, “independent” Directors and otherwise eligible to serve.

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned and hereunto duly authorized.

INDEPENDENT BANK CORP.
DATE: November 19, 2009	BY:	/s/ Edward H. Seksay
Edward H. Seksay
General Counsel